Exhibit 16.1

January 7, 2010

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

The firm of LBB & Associates Ltd., LLP was previously principal accountant for Cinnabar Ventures, Inc. (the "Company"),  and reported on the financial statements of the Company for the years ended May 31, 2009 and 2008 and has reviewed the quarterly financial statements through August 31, 2009. Effective January 6, 2010, we were dismissed by the Company as principal accountants. We have read the Company's statements included under Item 4.01 of its Form 8-K dated January 7, 2010, and we agree with such statements contained therein.

Sincerely,

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
January 7, 2010